KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

                          Independent Auditors' Consent


The Board of Directors of Allianz Life Insurance Company of New York and Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report, dated March 21, 2003 on the financial statements of Allianz Life of NY Variable Account C and our report dated January 17, 2003, on the financial statements of Allianz Life Insurance Company of New York included herein and to the reference to our firm under the heading "EXPERTS".


                                          /s/ KPMG LLP
                                          KPMG LLP


Minneapolis, Minnesota
December 29, 2003